                                                                  EXHIBIT(A)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                       Shelby Williams Industries, Inc.
                                      at
                             $16.50 Net Per Share
                                      by
                             SY Acquisition, Inc.
                      a direct wholly owned subsidiary of
                             Falcon Products, Inc.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 9, 1999, UNLESS THE OFFER IS EXTENDED.


THE BOARD OF DIRECTORS OF SHELBY WILLIAMS INDUSTRIES, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND, PURSUANT TO THE OFFER, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 14. THE OFFER IS NOT CONDITIONED ON PURCHASER OBTAINING FINANCING.

                                ---------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile), together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary or, in lieu of delivering certificates representing such Shares, tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Dealer Manager, the Information Agent or from brokers, dealers, commercial banks and trust companies. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                                ---------------

                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette

May 12, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 INTRODUCTION.............................................................   1

 THE TENDER OFFER.........................................................   3
     1. Terms of the Offer...............................................    3
     2. Acceptance for Payment and Payment for Shares....................    4
     3. Procedures for Tendering Shares..................................    5
     4. Withdrawal Rights................................................    8
     5. Certain Federal Income Tax Consequences..........................    9
     6. Price Range of Shares; Dividends.................................   10
     7. Effect of the Offer on the Market for the Shares;
        Exchange Listing and Exchange Act Registration; Margin
        Regulations......................................................   10
     8. Certain Information Concerning the Company.......................   11
     9. Certain Information Concerning Purchaser and Parent..............   14
    10. Background of the Offer; Contacts with the Company...............   16
    11. Purpose of the Offer and the Merger; Plans for the Company.......   18
    12. The Merger Agreement; Certain Other Agreements...................   20
    13. Sources and Amount of Funds......................................   27
    14. Certain Conditions of the Offer..................................   28
    15. Certain Legal Matters............................................   30
    16. Fees and Expenses................................................   32
    17. Miscellaneous....................................................   32

 Schedule I--Information Concerning the Directors and Executive Officers
  of Parent and Purchaser................................................. I-1

To the Holders of Shares of Common Stock of Shelby Williams Industries, Inc.:

                                 INTRODUCTION

   SY Acquisition, Inc., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Falcon Products, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of the common stock, par value $.05 per share ("Shares" or the "Common Stock"), of Shelby Williams Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $16.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Parent will pay all fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation, as Dealer Manager (in such capacity, the "Dealer Manager"), IBJ Whitehall Bank & Trust Company, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT (AS DEFINED BELOW), HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND PURSUANT TO THE OFFER, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

   Lazard Freres & Co. LLC, the Company's financial advisor ("Lazard Freres"), has delivered to the Company Board its written opinion that the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the full text of the opinion of Lazard Freres, which sets forth the assumptions made, the matters considered and the limitations on the review undertaken by Lazard Freres, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

   "Fully Diluted Basis" means, as of any time, all of the Shares plus all Shares required to be issued or issuable pursuant to options, warrants, securities or obligations of any kind under employee stock or similar benefit plans or otherwise, whether or not vested or exercisable.

   The Company has represented and warranted to Purchaser and Parent in the Merger Agreement that, as of March 10, 1999, a total of 8,761,417 Shares were issued and outstanding, and 227,801 Shares were issuable pursuant to options ("Options") granted under the Company's option plans. Based on the foregoing, and assuming no additional Shares (or options, warrants or rights exercisable for, or convertible securities convertible into Shares) have been issued since March 10, 1999 (other than Shares issued pursuant to the exercise of the stock options referred to above), if 4,494,610 Shares were validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) pursuant to the terms of the Offer, the Minimum Condition would be satisfied.

   Certain other conditions to consummation of the Offer are described in
Section 14. Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer (except that the Minimum Condition may not be waived without the Company's consent). See Section 14.

   The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 5, 1999 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent, the Company or any wholly owned subsidiary of Parent or the Company and Shares held by stockholders who perfect their dissenters' rights under the
DGCL) will be cancelled and converted automatically into the right to receive $16.50 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 12.

   The Merger Agreement provides that, promptly after the later to occur of
(i) the purchase by Purchaser of a majority of the Shares pursuant to the Offer, and (ii) compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder, Parent shall be entitled to designate that number of directors, rounded up to the next whole number, to serve on the Company Board such that the percentage of Parent's nominees on the Company Board equals the then percentage of outstanding Shares beneficially owned by Parent and its affiliates, and that the Company shall, at such time, upon the request of Purchaser, promptly use its best efforts to take all action necessary to cause the persons designated by Parent to be elected to the Company Board, either by increasing the size of the Company Board or securing resignations of incumbent directors or both.

   Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger, if required by the DGCL, other applicable law and the Company's Certificate of Incorporation ("Certificate of Incorporation"). Under the DGCL, the affirmative vote of the holders of the majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger at any required meeting of the Company's stockholders. If the Minimum Condition is satisfied as a result of the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates will own at least a majority of the outstanding Shares, and Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer or otherwise in favor of the Merger. The Merger Agreement is more fully described in Section 12.

   Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Parent and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the stockholders, in accordance with Section 253 of the DGCL.

   As a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement and incurring the obligations provided for therein, Manfred Steinfeld (through two trusts established by him) and Paul N. Steinfeld, the principal stockholders of the Company (collectively, the "Principal Stockholders"), who collectively have voting power and dispositive power with respect to an aggregate of 1,610,500 Shares and own options to acquire an additional 9,998 Shares representing approximately 18% of the outstanding Shares calculated on a Fully Diluted Basis, concurrently with the execution and delivery of the Merger Agreement entered into separate stockholder agreements (collectively, the "Stockholder Agreements"), dated May 5, 1999, with Parent and Purchaser. Pursuant to the Stockholder Agreements, the Principal Stockholders have agreed, among other things, to grant Parent an irrevocable proxy with respect to the voting of their Shares in favor of the Merger upon the terms and subject to the conditions set forth therein. The Stockholder Agreements are more fully described in Section 12.

   THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

   1. Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 9, 1999, unless and until Purchaser shall have extended the period of time during which the Offer is open, subject to the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Purchaser will extend the Offer from time to time for the shortest time periods permitted by law and which it reasonably believes are necessary until the consummation of the Offer, but not later than July 15, 1999, if on the scheduled Expiration Date any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares have not been satisfied or waived. Parent and Purchaser have the right to extend the Offer for up to ten business days notwithstanding the prior satisfaction of all conditions to the Offer.

   Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions described in
Section 14. If such conditions are not satisfied, Purchaser, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), shall not be required to purchase any of the Shares tendered, and may delay the acceptance for payment of any Shares or terminate or amend the Offer. Subject to the terms and conditions contained in the Merger Agreement, Purchaser may (but shall not be obligated to) waive in whole or in part, at any time and from time to time, any or all of such conditions, provided that the Minimum Condition cannot be waived by Purchaser without the written consent of the Company. See Section 14.

   Pursuant to the Merger Agreement, Purchaser may not, without the written consent of the Company, (i) decrease the price per Share payable in the Offer,
(ii) change the form of consideration to be paid in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) impose additional conditions to the Offer or modify the conditions in a manner adverse to the holders of Shares, (v) amend any other term of the Offer in a manner adverse to the holders of the Shares or (vi) extend the expiration of the Offer beyond July 15, 1999. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

   There can be no assurance that Purchaser will exercise its rights to extend the Offer (other than as required by the Merger Agreement or applicable law). Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares in accordance with the procedures set forth in Section 4. PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY DELAY IN SUCH PAYMENT AND WHETHER OR NOT PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

   If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, subject to the Merger Agreement, the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase in consideration. Except as otherwise provided herein, any extension of the Offer will not constitute a waiver by Purchaser of any of the conditions set forth in Section 14.

   The Company has provided Purchaser with the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, as soon as it is permitted to do so under applicable law, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act.

   Any such delays will be effected in compliance with Rule 14e-1(c) promulgated under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

   For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Date and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay any charges and expenses of the Depositary and the Information Agent.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing such unpurchased Shares or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. Procedures for Tendering Shares.

   Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, or (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described below, in each case prior to the Expiration Date.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY THEREOF WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered
(i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

     (i) the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business.

   Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing materials are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   Backup Federal Withholding Tax. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify, under penalty of perjury, that such TIN is correct and that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

   Appointment as Proxy; Distributions. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders. Such powers of attorney and proxies will be irrevocable and will be granted in consideration of the purchase of the Shares by Purchaser in accordance with the terms of the Offer.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

   Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

   Binding Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 11, 1999.

   If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. Withdrawals of tenders of Shares may not be rescinded. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in
Section 3 on or prior to the Expiration Date.

   5. Certain Federal Income Tax Consequences.

   The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of perfected dissenter rights under the DGCL). The discussion applies only to stockholders in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

   THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted into cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into cash in the Merger. Such capital gain or loss will be long-term capital gain or loss if the Shares were held by the holder for more than one year at the time of the consummation of the Offer or Merger. For federal income tax purposes, net capital gain recognized by individuals (or an estate or certain trust) from the sale of property held for more than twelve months will generally be taxed at a maximum tax rate of 20% (or 10% if the capital gain would be taxed at only a 15% tax rate if such gain were treated as ordinary income). There are limitations on the deductibility of capital losses.

   Payments in connection with the Offer or Merger may be subject to "back-up withholding" at the rate of 31% unless the holder of the Shares (i) provides a correct taxpayer identification number ("TIN") (which, for an individual holder of Shares, is such holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories, and when required, demonstrates this fact, and otherwise complies with applicable requirements of the back-up withholding rules. A holder of Shares that does not provide a correct TIN may be subject to penalties imposed by the IRS. Shareholders may prevent back-up withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as back-up withholding does not constitute an additional tax and will be creditable against such holder's federal income tax liability, provided that the required information is given to the IRS. Each holder of Shares should consult his or her tax advisor as to such holder's qualifications for exemption from back-up withholding and the procedure for obtaining such exemption.

   6. Price Range of Shares; Dividends.

   The Shares are listed and traded on the NYSE under the symbol "SY." The following table sets forth, for the fiscal quarters indicated, the high and low reported sales prices per Share on the NYSE as reported by the Dow Jones News Service.

                                                               High       Low
                                                             --------- ---------
      Fiscal Year Ended December 31, 1996:
        First Quarter....................................... $12- 7/8  $10- 5/8
        Second Quarter...................................... $12- 1/2  $10- 1/8
        Third Quarter....................................... $13- 1/2  $10- 5/8
        Fourth Quarter...................................... $14- 3/4  $12- 1/4

      Fiscal Year Ended December 31, 1997:
        First Quarter....................................... $17       $11- 7/8
        Second Quarter...................................... $14- 3/8  $11- 3/8
        Third Quarter....................................... $19- 7/8  $13- 3/4
        Fourth Quarter...................................... $20- 5/8  $14- 3/4

      Fiscal Year Ended December 31, 1998:
        First Quarter....................................... $17- 1/8  $14- 5/8
        Second Quarter...................................... $16- 1/8  $14- 5/8
        Third Quarter....................................... $15- 3/4  $11- 7/8
        Fourth Quarter...................................... $13- 1/8  $11- 7/8

      Fiscal Year Ended December 31, 1999:
        First Quarter....................................... $13- 7/16 $ 8- 5/16
        Second Quarter to May 5, 1999....................... $13- 7/8  $ 9- 5/8

   On May 5, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $13.75. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   The Company declared and paid cash dividends on its Common Stock for the fiscal quarters indicated below as follows:

                           Cash Dividends per Share

                                                            1996 1997 1998 1999
      Period                                                ---- ---- ---- ----
      First Quarter........................................ $.07 $.08 $.09 $.09
      Second Quarter....................................... $.07 $.08 $.09 $.09*
      Third Quarter........................................ $.08 $.08 $.09
      Fourth Quarter....................................... $.08 $.08 $.09
                                                            ---- ---- ----
        Total.............................................. $.30 $.32 $.36
                                                            ==== ==== ====

     --------
      *declared, payable on May 17, 1999

   7. Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration; Margin Regulations.

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE and deregistered under
Section 12(b) of the Exchange Act. Parent intends to cause the delisting by the NYSE and deregistration of the Shares following consummation of the Offer.

   According to the published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10 percent or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of March 10, 1999, there were 8,761,417 Shares outstanding, held by approximately 3,000 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

   If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over the counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing banks to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares might no longer be eligible as collateral for loans made by banks.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

   PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR DELISTING OF THE SHARES FROM THE NYSE AND TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND/OR TERMINATION ARE MET. IF REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE MERGER, THEN THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

   8. Certain Information Concerning the Company.

   The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, Purchaser nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or the Dealer Manager.

   The Company is a Delaware corporation and its principal executive offices are located at 11-111 Merchandise Mart, Chicago, Illinois 60654, telephone
(312) 527-3593. The Company has additional executive, operational and administrative offices at 150 Shelby Williams Drive, Morristown, Tennessee 37813, telephone (423) 586-7000.

   The Company is the leading designer, manufacturer and distributor of seating products used in the hospitality (including lodging, gaming, interval vacation and country club) and food service industries. The Company produces and markets under the "SHELBY WILLIAMS" brand name an extensive line of seating products, including wood, metal and rattan chairs, bar stools, sofas and sleep sofas and stacking chairs, as well as banquet-related products under the "KING ARTHUR" brand name, including folding tables, food service carts and portable dance floors. In addition, the Company designs and manufactures seating products under the "THONET" brand name for the university, health care and other institutional markets. The Company also manufactures vinyl wallcovering products for residential, hotel and office use. The Company markets these products under the brand name "SELLERS & JOSEPHSON." The Company manufactures approximately 350 standard furniture products for the hospitality and food service industries, and approximately 200 standard products for the university, health care and other institutional markets. The majority of these products are supplied under special order and finished and upholstered to customer's specifications.

   The Company distributes its products both domestically and internationally. The Company has showrooms and sales offices in 13 cities in the United States, as well as distributors in 33 foreign countries. Many of these distributors are concentrated in Europe and Asia. In addition, the Company utilizes its local facilities and existing distribution channels to assemble and distribute products in the United States imported from European sources. The Company also exhibits at major national and international trade shows.

   As of December 31, 1998, the Company had 1,720 full-time employees. Of these, 1,513 were engaged in manufacturing, 104 in administrative and clerical positions, and 103 in sales and marketing. Those engaged in manufacturing included 251 employees in Mexico. Hourly manufacturing employees at two of the Company's manufacturing facilities are represented by separate bargaining agreements with contracts expiring in November 1999 (covering approximately 600 employees) and November 2000 (covering approximately 200 employees).

   Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's 1998 Annual Report to Stockholders and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, both filed with the Commission pursuant to the Exchange Act.

   More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission and the NYSE in the manner set forth below.

                       SHELBY WILLIAMS INDUSTRIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (In thousands, except per share amounts)

                                      Three Months   Fiscal Year Ended December
                                     Ended March 31,            31,
                                     --------------- --------------------------
                                      1999    1998     1998     1997     1996
                                     ------- ------- -------- -------- --------
                                       (unaudited)
Income Statement Data:
  Net sales......................... $43,128 $38,484 $165,937 $157,779 $149,481
  Income from continuing operations
   before income taxes.............. $ 3,538 $ 3,298 $ 16,805 $ 14,743 $ 11,476
  Income from continuing operations. $ 2,264 $ 2,078 $ 10,614 $  9,677 $  7,756
  Net income per share from
   continuing
   operations--diluted.............. $  0.26 $  0.22 $   1.17 $   1.05 $   0.88
  Weighted average shares
   outstanding......................   8,786   9,296    9,108    9,250    8,838

                                                         At
                                                      March 31,  At December 31,
                                                     ----------- ---------------
                                                        1999      1998    1997
                                                     ----------- ------- -------
                                                     (unaudited)
Balance Sheet Data:
  Inventories.......................................   $23,307   $22,544 $17,768
  Property and equipment, net.......................   $25,926   $25,985 $24,611
  Total assets......................................   $88,645   $89,633 $97,238
  Long-term debt, including current maturities......   $ 2,000   $ 3,000 $ 7,000
  Stockholders' equity..............................   $65,024   $64,695 $71,772

   In the course of Parent's due diligence review of the Company, the Company provided Parent with certain business and financial information which was not publicly available. Such information included the Company's 1999 Summary Business Plan prepared by management of the Company (the "Summary") which contained estimated results of operations for the Company's fiscal year ending December 31, 1999. The Summary does not take into account, and has not been adjusted to reflect, any of the potential effects of the Offer or the Merger. Moreover, the Summary was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants.

   The information from the Summary set forth below is included in this Offer to Purchase solely because such information was provided to Parent in connection with its evaluation of the Company. Parent was not furnished with any written information regarding the assumptions used by the Company in preparing the Summary or any schedules supporting any amounts contained therein. Parent did not rely on the Summary to any significant degree in formulating the Offer Price or other material terms of the Merger Agreement or the transactions contemplated thereby.

   As a matter of course, the Company does not make public projections or forecasts of its anticipated financial position or results of operations. Accordingly, the Company does not anticipate that it will, and it disclaims any obligations to, furnish updated forecasts or projections to any person, cause such information to be included in documents required to be filed with the Commission, or otherwise make such information public.

   The information from the Summary should be evaluated in conjunction with the historical financial statements and other information regarding the Company contained elsewhere in this Offer to Purchase and the Company's public filings with the Commission. In light of the foregoing factors and risks inherent in the Summary, holders of Shares are cautioned not to place undue or significant reliance thereon. The Company's estimated results of operations for its fiscal year 1999, as set forth in the Summary, is set forth below.

                     1999 Estimated Results of Operations

                                                               (Unaudited)
                                                          (Dollars in Thousands)
                                                          ----------------------
      Net Sales..........................................        $185,600
      Gross Margin.......................................          44,868
      Marketing Expenses.................................          14,263
      Administration Expense.............................          11,049
      Interest Expense (Income)..........................            (174)
      Miscellaneous......................................             280
                                                                 --------
        Pretax Earnings..................................        $ 19,450
                                                                 ========

   The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxy statements and certain other information regarding registrants including the Company which have been filed via the Commission's EDGAR System. Reports, proxy statements and other information concerning the Company should also be on file at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   9. Certain Information Concerning Purchaser and Parent.

   Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of Purchaser are located at 9387 Dielman Industrial Drive, St. Louis, Missouri 63132, telephone (314) 991-9200. Purchaser is a wholly owned subsidiary of Parent.

   Parent. Parent is a corporation organized under the laws of Delaware and its principal executive offices are located at 9387 Dielman Industrial Drive, St. Louis, Missouri 63132, telephone (314) 991-9200.

   Parent designs, manufactures and markets an extensive line of furniture and related products for the food service, office, hospitality, health care and retail markets, including table bases, table tops, metal and wood chairs, booths, case goods and interior decor systems. Parent manufactures most of its products to customer order from basic raw materials. Parent markets its products to a wide variety of customers, including wholesale distributors, buying groups, architectural and design firms, office furniture dealers and end-users, through a combination of its own direct factory sales force and independent manufacturers' representatives.

   The combination of Parent's broad line of furniture products and its vertical manufacturing capabilities enable it to offer a complete commercial interior decor package to its customers with significant design flexibility and short lead times. Parent integrates certain of its products into complete interior decor systems, which include all furniture, booths, walls, wood trim and case good components. These turnkey decor packages include case good components such as counters, bars, divider walls, planter units, salad bars and stands produced in a variety of high pressure laminates which are manufactured by Parent, delivered to the customer site and installed by employees or Parent-trained subcontractors. These packages are suitable for either new food service installations or remodeling existing facilities.

   Parent has registered, either directly or through a subsidiary, the "FALCON," "CHARLOTTE," "FLIGHT," "GENESIS," "HOWE," "DIFFRIENT," "STORM," "TUTOR" and "TEMPEST" trademarks, in addition to numerous other trademarks, with the United States Patent and Trademark Office.

   As of December 31, 1998, Parent employed approximately 1,371 persons in its four domestic manufacturing facilities and support locations, 429 in its manufacturing facilities in Mexico, 12 in China, 20 in Denmark and 378 in its manufacturing facilities in Mimon, Czech Republic. Approximately 52 persons were employed in sales, 303 persons in administration and 1,855 in manufacturing.

   Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries for the thirteen weeks ended January 30, 1999 and January 31, 1998 and the fiscal years ended October 31, 1998, November 1, 1997, and November 2, 1996. Such financial information has been taken from the periodic reports and other documents filed by Parent with the Commission. More comprehensive information concerning Parent is included in such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                             FALCON PRODUCTS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (In thousands, except per share amounts)

                          Thirteen Weeks Ended            Fiscal Year Ended
                         ----------------------- -----------------------------------
                         January 30, January 31, October 31, November 1, November 2,
                            1999        1998        1998        1997        1996
                         ----------- ----------- ----------- ----------- -----------
                               (unaudited)
Income Statement Data:
  Net sales.............   $34,595     $28,060    $143,426    $113,010    $100,702
  Operating profit......   $ 3,289     $ 2,786    $ 10,606    $  7,759    $ 11,108
  Net earnings from
   continuing
   operations...........   $ 1,864     $ 1,782    $  6,350    $  4,926    $  7,001
  Earnings per share
   from continuing
   operations--basic....   $  0.21     $  0.19    $   0.69    $   0.51    $   0.73
  Earnings per share
   from continuing
   operations--diluted..   $  0.21     $  0.19    $   0.68    $   0.50    $   0.71
  Shares used in
   computing basic
   earnings per share...     8,958       9,348       9,282       9,876       9,793
  Shares used in
   computing diluted
   earnings per share...     9,042       9,534       9,156       9,665       9,591

---------------------
Note: All earnings per share and weighted average shares outstanding figures have been adjusted to reflect a 10% stock dividend distributed on January 2, 1996.

                                                At          At          At
                                            January 30, October 31, November 1,
                                               1999        1998        1997
                                            ----------- ----------- -----------
                                            (unaudited)
Balance Sheet Data:
  Inventories, net.........................  $ 26,736    $ 24,877     $22,687
  Property and equipment, net..............  $ 27,826    $ 27,498     $25,211
  Total assets.............................  $113,965    $111,974     $99,357
  Long-term debt, including current
   maturities..............................  $ 19,390    $ 18,815     $ 1,794
  Stockholders' equity.....................  $ 73,632    $ 71,946     $73,264

   Parent is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8.

   The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto.

   Except as provided in the Stockholder Agreements or otherwise described in this Offer to Purchase, none of Parent or Purchaser, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

   Except as provided in the Stockholder Agreements or otherwise described in this Offer to Purchase, none of Parent or Purchaser, or, to the best of the knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser, or, to the best of the knowledge of Parent and Purchaser, any of the persons listed in
Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

   Except as provided in the Stockholder Agreements or otherwise set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or the subsidiaries of either of them, or, to the best of the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

   10. Background of the Offer; Contacts with the Company.

   Through Franklin A. Jacobs, the Chairman and Chief Executive Officer of Parent, and Manfred Steinfeld, the Chairman of the Executive Committee of the Company Board (and the former Chairman and Chief Executive Officer of the Company), who have known each other for many years, Parent and the Company had held informal discussions in the past to explore the possibility of a business combination or other transaction between Parent and the Company. In December 1998, Mr. Jacobs spoke to Paul Steinfeld, Chairman of the Board and Chief Executive Officer of the Company for the purpose of exploring a possible transaction between the Company and Parent. At that time, Mr. Jacobs indicated that Parent might have an interest in acquiring the Company.

   In February 1999, Mr. Jacobs contacted Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to express his interests in pursuing a possible transaction with the Company. On March 11, 1999, representatives of DLJ met with Parent's senior managers in St. Louis to discuss the financial impact of a potential acquisition of the Company by Parent. Following this meeting, Mr. Jacobs called Manfred Steinfeld, indicating to Mr. Steinfeld his interest in a potential transaction with the Company and to arrange a meeting to discuss such a transaction. On March 16, 1999, Mr. Jacobs met with Manfred Steinfeld in Chicago to discuss the possibility of a negotiated transaction. On March 22, 1999, Mr. Jacobs received a telephone call from Mr. Steinfeld indicating that the Company would not be interested in exploring a possible transaction with Parent at that time. In response to this telephone conversation, and to express Parent's strong interest in exploring a transaction with the Company, Parent, with the assistance of DLJ, prepared a preliminary term sheet, contemplating the purchase by Parent of all of the Company's outstanding Shares for cash at a price range of $14.00 to $15.00 per Share.

   On March 30, 1999, DLJ submitted the preliminary term sheet to the Company and Lazard Freres.

   On or about April 1, 1999, after consultation with the Company, Lazard Freres informed DLJ that the price range indicated in the term sheet was not sufficient to warrant additional discussions. Lazard Freres indicated that a price of $17.00 per Share might be considered, and further indicated that the Company had other options which it was then pursuing.

   On April 5, 1999, the Board of Directors of Parent (the "Parent Board") met to discuss a potential acquisition of the Company, following which the Parent Board authorized Mr. Jacobs and other members of Parent's management team to continue to explore the possibility of pursuing a transaction with the Company, and to pursue securing appropriate financing for the transaction.

   On April 14, 1999, DLJ contacted Lazard Freres to indicate that Parent had begun to take steps necessary to secure the financing for a purchase of the Company. DLJ also indicated that Parent was prepared to offer a price per Share slightly higher than $15.00 per Share, subject to (i) the satisfactory completion of business, legal and accounting due diligence of the Company, and
(ii) the negotiation of a mutually satisfactory definitive merger agreement.

   On April 19, 1999, the Parent Board met again to discuss the transaction, to receive an update on recent developments pertaining to the transaction from Parent's senior management team, and to be advised concerning the willingness of DLJ or its affiliates to consider providing financing for the Offer and the Merger. The Parent Board then authorized the continued discussions of Parent's potential acquisition of the Company at an increased cash purchase price of $16.00 per Share.

   On April 20, 1999, DLJ communicated Parent's offer to acquire the Company to Lazard Freres, indicating that Parent would be willing to offer the Company's shareholders cash consideration of $16.00 per Share. After consulting with the Company, Lazard Freres indicated to DLJ the Company's willingness to meet to discuss a potential transaction.

   On April 21, 1999, Mr. Jacobs received a telephone call from Manfred Steinfeld during which Mr. Steinfeld urged Mr. Jacobs to consider increasing Parent's proposed offer price of $16.00 per Share. Mr. Jacobs informed DLJ of this development and a meeting was arranged between Mr. Jacobs and Manfred Steinfeld to discuss a potential transaction. On the same day, representatives of Lazard Freres and DLJ met in Chicago to further discuss Parent's interest in acquiring the Company.

   On April 22, 1999, Mr. Jacobs and representatives of DLJ met in Chicago with Manfred Steinfeld, Paul Steinfeld and representatives of Lazard Freres. All parties expressed interest in a possible acquisition by Parent (or a wholly owned subsidiary of Parent) of all of the outstanding capital stock of the Company at a cash purchase price of $16.50 per Share, subject to, among other things, customary due diligence, negotiation of definitive transaction documentation and the approval of the Parent Board and the Company Board. Parent and the Company then entered into the Confidentiality Agreement described in Section 12.

   On April 23, 1999, the Parent Board met with Mr. Jacobs, other senior executives of Parent and Parent's legal and financial advisors to consider the proposed merger transaction. Mr. Jacobs updated the directors of the results of the negotiations that had occurred since the April 19, 1999 meeting of the Parent Board. Mr. Jacobs advised the Directors that he believed that a cash purchase price of $16.50 per Share would be required to gain support of the Company Board and believed that this cash purchase price was fair and in the best interest of Parent, subject to, among other things, Parent's due diligence review of the Company. The Directors also reviewed a summary of the financial aspects of the then current proposed transaction with the Company and posed questions to Mr. Jacobs, the other senior executives of Parent present at the meeting, the DLJ representatives and Parent's counsel regarding the financial and operational aspects of a combined company and the legal requirements and duties with respect to the proposed transaction. After a thorough discussion, the Parent

Board authorized Mr. Jacobs and DLJ to discuss a transaction with the appropriate representatives of the Company at a cash purchase price as $16.50 per share, and instructed counsel to prepare a draft of the Merger Agreement to reflect the transaction as discussed at the meeting.

   On April 26, 1999, the Company was furnished a draft of the Merger Agreement and commencing on April 29, 1999, representatives of Parent, the Company, the Principal Stockholders, and their respective counsel began negotiating the Merger Agreement and the Stockholder Agreements.

   During the week of April 26, 1999, members of Parent's management team and representatives of Parent's financial and legal advisors met at the Company's Morristown, Tennessee facility to conduct a detailed business, financial and legal review of the Company, including a review of the Company's operations, technology and prospects, in order to further assess the strategic opportunities of a business combination with the Company. During this same time period, and as part of Parent's due diligence review of the Company, certain members of Parent's management team and representatives of DLJ conducted on-site facility visits and met with local plant management of each of the Company's manufacturing plants. From time to time during such due diligence review, representatives of Parent requested and received certain additional information from the Company. The due diligence review continued through April 29, 1999.

   On April 29, 1999, Parent's senior management met internally to consider the results of its due diligence review of the Company, and after having received input from its financial and legal advisors, discussed the strategic opportunities presented by an acquisition of the Company. Parent's senior management decided to recommend to the Parent Board that Parent proceed with an acquisition of the Company at a cash purchase price of $16.50 per share, subject to the agreement by the Principal Stockholders to enter into the Stockholder Agreements and upon the terms and subject to the conditions of the draft Merger Agreement.

   On the same day, representatives of Lazard Freres contacted representatives of DLJ to inform Parent that the Company had received a written preliminary indication of interest from a third party which contemplated an acquisition of the Company for a price of $17.00 per Share and that Parent would need to adjust its price per Share accordingly. Lazard Freres indicated that the $17.00 per Share proposal contemplated consideration comprised of both cash and shares of capital stock of the third party. Representatives of DLJ promptly communicated this information to certain senior managers of Parent, including Mr. Jacobs, and thoroughly discussed with such managers the situation and alternatives available to Parent. Promptly thereafter, at the direction of Parent's management, representatives of DLJ informed the Company through representatives of Lazard Freres that Parent was unwilling to raise its offer price per Share and emphasized the benefits of an all-cash transaction to the Company's shareholders. The representatives of DLJ also emphasized the speed and certainty with which a transaction could be completed with Parent and that DLJ was prepared to provide a financing commitment letter with respect to the entire proposed transaction at a price of $16.50 per Share.

   On May 3, 1999, the Parent Board met to discuss the status of the Merger Agreement and Stockholder Agreements negotiations and the financing arrangements which had been agreed to in principle by Parent and DLJ. Parent's legal and financial advisors were present at this meeting. Parent's legal counsel reviewed with the Parent Directors the current terms contained in the draft agreements, the status of the negotiations with counsel for the Company, and certain remaining unresolved issues. The DLJ representatives advised the Parent Board that the Company Board was scheduled to meet the next day (May 4) to review the proposed transaction and any remaining unresolved issues and would reconvene the following day (May 5) in Chicago to act upon the proposed transaction, subject to the resolution of all outstanding issues.

   On the afternoon of May 5, 1999, the Parent Board met, at which time the Company's legal counsel and its financial advisors updated the Parent Board as to the resolution of those issues which had been outstanding at the May 3 meeting of the Parent Board. The DLJ representatives advised the Parent Board that the Company Board was meeting simultaneously and would act upon the Merger Agreement upon being advised that the Merger Agreement had been approved by the Parent Board. After full discussion, at which time questions were posed to the Chairman and other members of senior management present in the meeting, and to Parent's financial and legal advisors, the Parent Board unanimously approved the Offer, the Merger Agreement, the Stockholder Agreements and the financing arrangements as specified in the Commitment Letter. Thereafter, Parent was advised that the Company Board had received a fairness opinion from Lazard Freres and had authorized the execution of the Merger Agreement and had approved the Stockholder Agreements and the transactions contemplated thereby and by the Merger Agreement. Following receipt of such advice, after the close of business on May 5, 1999, the Merger Agreement was executed and delivered by Parent, Purchaser and the Company and Parent, Purchaser and the Principal Stockholders entered into the Stockholder Agreements.

   On May 6, 1999, prior to the opening of trading on the New York Stock Exchange, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release has been filed with the Commission as an exhibit to the Schedule 14D-1. On May 12, 1999, pursuant to the terms of the Merger Agreement, Parent and Purchaser commenced the Offer.

   11. Purpose of the Offer and the Merger; Plans for the Company.

   General. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all Shares not beneficially owned by Purchaser following consummation of the Offer. Upon the consummation of the Merger, the Company will become a wholly owned subsidiary of Purchaser.

   The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Company Board and generally by the holders of a majority of the Company's outstanding voting securities, unless 90% or more of such securities are owned by one person or entity as described below. The Company Board has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available.

   Certain Effects of the Merger. Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any rights to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL, discussed below. Similarly, after selling their shares in the offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

   Plans for the Company. It is currently expected that, following consummation of the Offer, initially the business and the operations of the Company, except as set forth in this Offer to Purchase, will be continued by the Company, at the discretion of the Company Board which will consist of a majority of Parent's representatives, substantially as they are currently being conducted with such changes as deemed appropriate by such Board. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as its deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company will form an important part of Parent's future business plans.

   Except as indicated in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure, business or management.

   The Merger. In general, under the DGCL and the Company's Certificate of Incorporation, the Merger requires the approval of the Company Board and the approval by the holders of a majority of all outstanding Shares.

   If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition is satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer), Purchaser would have sufficient voting power to effect the Merger without the vote of any other stockholders.

   Further, the DGCL provides that if the Parent corporation owns 90% or more of each class of outstanding shares of a Delaware subsidiary, the Delaware subsidiary may be the surviving corporation of a merger with its Parent corporation upon a majority vote of each corporation's entire board of directors, without action or vote by the stockholders of either corporation. Accordingly, if Purchaser acquires at least 90% or more of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Purchaser has agreed that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition. If Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer time may be required to effect the Merger because a vote or the consent of the Company's stockholders would be required under the DGCL.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including among other things, asset values and earning capacity of the Company. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

   12. The Merger Agreement; Certain Other Agreements.

   The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which has been filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms used in Sections 12 and 14 but not defined herein or therein shall have the meanings given to them in the Merger Agreement.

   The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with any Shares beneficially owned by Parent or Purchaser, represent a majority of Shares then outstanding on a Fully Diluted Basis. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not decrease the Offer Price, change the form of consideration to be paid in the Offer, reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, impose additional conditions to the Offer or amend any condition of the Offer in a manner adverse to the holders of Shares. Additionally, the Merger Agreement provides that if all conditions are not satisfied or waived prior to the scheduled Expiration Date, Purchaser will extend the Expiration Date of the Offer from time to time for the shortest time periods permitted by law and which it reasonably believes are necessary, until the earlier to occur of (i) such time as such conditions are satisfied or waived, and (ii) July 15, 1999; and that notwithstanding the prior satisfaction of all conditions, Purchaser may extend the Offer for up to ten days after the initial scheduled Expiration Date. Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as practicable after expiration of the Offer.

   The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, as soon as practicable, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.

   The obligations of each of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer;
(ii) if required by applicable law, the Merger shall have been approved and adopted by the requisite vote of the holders of Shares; (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the transactions contemplated by the Merger Agreement substantially on the terms contemplated thereby; and (iv) any waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

   At the Effective Time of the Merger (i) each issued and outstanding Share (other than Dissenting Shares, any Shares that are owned by the Company or any wholly owned subsidiary of the Company, and any Shares owned by Parent or any wholly owned subsidiary of Parent) will be converted into the right to receive the Merger Consideration, and (ii) each issued and outstanding share of capital stock of Purchaser will be converted into one share of common stock of the Surviving Corporation.

   The Company Board. The Merger Agreement provides that upon the purchase and payment by Parent or Purchaser of Shares representing at least a majority of the outstanding Shares on a Fully Diluted Basis, Parent shall be entitled to designate such number of directors (rounded up to the next whole number) on the Company Board so that the percentage of directors that are Parent's nominees equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates; and that the Company shall, at such time, upon the request of Purchaser, promptly use its best efforts to take all action necessary to cause such persons designated by Parent to be elected to the Company Board, either by increasing the size of the Company Board or securing resignations of incumbent directors, or both. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of
(i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such subsidiary board of directors.

   The Merger Agreement further provides that, notwithstanding the provisions of the foregoing paragraph, until the Effective Time of the Merger, the Company Board shall include at least two directors who were directors on the date of the Merger Agreement (the "Independent Directors"); that from and after the time, if any, that Parent's designees constitute a majority of the Company Board, the affirmative vote of a majority of Independent Directors shall be required and shall be sufficient to authorize any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of the Company, any action to seek to enforce any obligation of Parent or Purchaser under the Merger Agreement and any other action by the Company Board under or in connection with the Merger Agreement; and that the Independent Directors shall be appointed as a Special Committee of the Company Board and have full power and authority solely with respect to the matters set forth in the previous sentence.

   Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and include in any preliminary or definitive proxy statement or information statement with respect to the Special Meeting (the "Proxy Statement") the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby unless the Company Board determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Company Board to comply with its obligations or duties to the Company or its stockholders under applicable law; and (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with the Parent and Purchaser, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and (B) obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby unless the Company Board determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Company Board to comply with its obligations or duties to the Company or its stockholders under applicable law. Purchaser and Parent have agreed to use commercially reasonable efforts to cause the Special Meeting to occur within 90 days after the purchase of Shares pursuant to the Offer and Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. If Purchaser acquires, through the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholders vote in favor of the Merger.

   The Merger Agreement provides that if Purchaser acquires at least 90% of the then outstanding Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Section 253 of the DGCL, as soon as practicable after such acquisition, without a meeting of the stockholders of the Company.

   Options. Pursuant to the Merger Agreement, each Option granted to the Company's employees, consultants or directors that is outstanding immediately prior to the purchase of Shares pursuant to the Offer (irrespective of whether such Option is then exercisable) shall, on the fifth business day after the purchase by Purchaser of Shares pursuant to the Offer, be cancelled in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Common Stock subject to such Option and (ii) the excess of the Offer Price over the exercise price per share of such Option. Subject to the previous sentence, each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, be cancelled and no payments shall be made with respect thereto.

   Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or agreed to in writing by Parent, prior to the time the directors of the Parent constitute a majority of the Company Board, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its operations in all material respects according to their ordinary and usual course of business in substantially the same manner as conducted prior to the date of the Merger Agreement; (b) use reasonable best efforts to preserve intact its business organization in all material respects, keep available the services of its executive officers and key employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them; (c) confer at such times as Parent may reasonably request with one or more representatives of Parent to report material operational matters and the general status of ongoing operations (in each case to the extent Parent reasonably requires such information) and consult with Parent regarding material operational decisions; (d) promptly notify Parent of any emergency or other change in the normal course of its businesses or in the operation of its properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority; (e) not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock; (f) not, except as otherwise contemplated by the Merger Agreement or as may be required by applicable law, enter into or amend any employment, severance or similar agreements or arrangements with any of their directors or executive officers; (g) not, subject to the provisions described below under the heading "No Solicitation," authorize, announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination other than the Merger, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights, in each case, not in the ordinary course of business; (h) not propose or adopt any amendments to its corporate charter or by-laws, except pursuant to the Merger as provided in the Merger Agreement;
(i) not issue any shares of capital stock, except upon exercise of options previously issued pursuant to existing employee plans, programs or arrangements and non-employee director plans; (j) not grant, confer or award any options, warrants, conversion rights or other rights not existing on the date of the Merger Agreement, to acquire any shares of its capital stock; (k) not purchase, redeem, or offer to purchase or redeem any shares of its stock or any securities convertible into or exchangeable for shares of stock, except for the deemed repurchase of options in accordance with the terms of the Merger Agreement, or purchases, redemptions and offers to purchase in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date of the Merger Agreement; (l) not, except as contemplated by the Merger Agreement or as may be required by applicable law, amend in any material respect the terms of its employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date of the Merger Agreement, enter into or amend any employment or consulting agreement, adopt or enter into any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements or increase the base salary of any person who is a party to a Change of Control Employment Agreement or make any payments under any benefit plan to any director, employee, independent contractor or consultant (except in the ordinary course of business and in amounts and in a manner consistent with past practice or as otherwise required by law or the provisions of such benefit plan); (m) not (i) enter into any material loan agreement or incur any indebtedness in excess of an aggregate of $100,000 or amend any Company credit facility to increase the amount that may be borrowed thereunder, (ii) make or enter into any agreement or contract for capital expenditures in excess of $50,000, (iii) enter into any lease for real property in excess of $50,000 or any lease for personal property in excess of $20,000, or (iv) enter into any agreement or contract outside of the ordinary course of business of the Company or any of the Company's subsidiaries that involves performance of services or delivery of goods or materials by or to the Company or any of the Company's subsidiaries of an amount or value in excess of $50,000; (n) not make or change any material Tax election, file any amendment to any federal income Tax Return unless required by law, enter into any closing agreement, or settle or compromise any material Tax liability; (o) not adjust, split, combine or reclassify its capital stock; (p) not enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; (q) not create any new subsidiaries; (r) except as required by the Merger Agreement, not take any action which could reasonably be expected to adversely affect or delay the ability of any of the parties to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated thereby; (s) not directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material property or assets other than in the ordinary course of business; (t) not enter into any financial derivative contracts; (u) not change in any material respect its accounting policies, methods or procedures except as required by GAAP; (v) except as may be required by the Merger Agreement or applicable law, not do any act or omit to do any act which would cause a breach of any contract, commitment or obligation; (w) except as otherwise permitted by the Merger Agreement, not take any action with the intent of causing the conditions to the Offer set forth in the Merger Agreement to not be satisfied; (x) not, other than pursuant to the Merger Agreement, take any action to cause the Common Stock to cease to be quoted on any of the stock exchanges on which the Common Stock is now quoted; (y) continue to provide training for employees of the Company and its subsidiaries commensurate with the training provided by the Company and its subsidiaries over the past twelve months; (z) subject to the limitations contained in the Merger Agreement, continue the level of recruiting activity and process employed by the Company and its subsidiaries over the past twelve months; (aa) not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty contained in the Merger Agreement (except for representations and warranties made as of a specified date) untrue and incorrect in any material respect as of the Effective Time; (bb) not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the March 31, 1999 balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice; and (cc) not settle or compromise any pending or threatened suit, action or claim not covered by insurance (without giving effect to deductibles in determining whether coverage exists) that is material or which relates to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

   No Solicitation. Pursuant to the Merger Agreement: The Company shall not, and shall not authorize or permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Takeover Proposal, including without limitation by disclosure of non-public information, or (b) engage in discussions or negotiations relating to or accept any Takeover Proposal; provided, however, that nothing shall prohibit the Company and its Board from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act, or (ii) at any time prior to the purchase of Shares pursuant to the Offer, engaging in discussions or negotiations with, and furnishing information (including non-public information) concerning the Company and its Subsidiaries, businesses, properties or assets to, any third party which makes a Takeover Proposal (without any solicitation or initiation, directly or indirectly, by the Company or any of its representatives after the date of the Merger Agreement) if the Company Board determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to take such action will violate its obligations or duties to the Company or its stockholders under applicable law, or (iii) provided the Merger Agreement is terminated as described below in clause (iv) under the heading "Termination; Fees," accepting a Superior Proposal. Prior to furnishing information to or entering into discussions or negotiations with any person, the Company shall receive from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement (as defined below). The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person conducted prior to the date of the Merger Agreement by the Company or any of its representatives with respect to any Takeover Proposal existing on the date of the Merger Agreement. The Company agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, or who was given access in order to consider making, a Takeover Proposal, unless the Company Board determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that failure to take such action will violate its obligations or duties to the Company or its stockholders under applicable law. The Company shall notify Parent orally and in writing of any such Takeover Proposal received (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and shall keep Parent informed of the general status and any material changes in the terms and conditions of such Takeover Proposal. The Company agrees to promptly provide to Parent any information concerning the Company, its subsidiaries, business, properties or assets furnished to any third party which makes a Takeover Proposal and which has not previously been provided to Parent. Except as set forth in the Merger Agreement, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Subject to compliance with all of the applicable provisions of the Merger Agreement, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following Parent's receipt of written notice (including by facsimile) from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby on such adjusted terms.

   Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (i) by mutual written consent of Parent and the Company; (ii) by (a) either the Company or Parent if Shares have not been purchased pursuant to the Offer on or before July 15, 1999 and
(b) the Company if after 90 days following the commencement of the Offer the conditions to the Offer have not been satisfied or waived and Purchaser shall not have elected to extend the Offer; provided, that such right to terminate pursuant to clause (ii) will not be available to any party whose failure in any material respect to fulfill its obligations under the Merger Agreement proximately contributed to, or resulted in, the failure of Parent or Purchaser to purchase the Shares pursuant to the Offer on or before such date; (iii) by either the Company or Parent if (a) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger substantially on the terms contemplated by the Merger Agreement or (b) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove such injunction, order or decree; (iv) by the Company prior to the purchase of Shares pursuant to the Offer if the Company Board determines in good faith based upon advice of its outside counsel that (a) a Takeover Proposal constitutes a Superior Proposal and (b) failure to accept such Superior Proposal will violate its obligations or duties to the Company or the Company's stockholders under applicable law, provided, that the Merger Agreement shall not terminate unless (Y) the Company has provided Parent with two business days' prior written notice of its intention to accept such Superior Proposal, together with a detailed description of the terms and conditions of such Superior Proposal and (Z) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal and pays the Termination Fee; (v) by either the Company or Parent prior to the purchase of any Shares pursuant to the Offer if the other party shall have breached, or failed to comply with, in any material respect any of its obligations under the Merger Agreement or any representation or warranty made by such other party shall have been untrue when made or as of the time of such termination as if made on and as of such time (except for representations and warranties made as of a specified date, which need be true only as of the specified date), provided such breach, failure or misrepresentation is not cured within ten days after notice thereof from the other party or two business days prior to the date on which the Offer expires, and with respect to any representation or warranty not qualified by "Material Adverse Effect," such breaches, failures or misrepresentations, individually or in the aggregate, result or are reasonably likely to result in a Material Adverse Effect on the Company or Parent, as the case may be; (vi) by Parent if the Company Board or any committee of the Company Board, (a) shall withdraw, modify or change in any adverse manner (including by amendment of the Schedule 14D-9) or fail to reconfirm upon the request of Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger, (b) shall approve or recommend any Takeover Proposal, other than by Parent or an affiliate of Parent, or (c) shall resolve to take any of the actions specified in clause (a) or (b); (vii) by the Company if Purchaser fails to commence the Offer on or prior to five business days following the date of initial public announcement of the Offer, provided that the Company may not terminate the Merger Agreement pursuant to this provision if the Company is at such time in breach in any material respect of its obligations under the Merger Agreement; or (viii) by either of the Company or Parent if the Offer shall have been terminated, or the Offer has expired without any Shares being purchased therein; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the termination of the Offer or the failure of Parent or Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date. Notwithstanding the foregoing, no termination by the Company shall be effective pursuant to clause (iv) above under circumstances in which a Termination Fee would be payable by the Company unless concurrently with such termination, such Termination Fee is paid in full by the Company in accordance with the provisions of the Merger Agreement.

   Pursuant to the Merger Agreement, if (i) prior to the termination of the Merger Agreement any person shall have commenced, publicly proposed or communicated to the Company a Takeover Proposal and (a) the Minimum Condition shall not have been satisfied, (b) the Merger Agreement shall have been terminated pursuant to the provisions described in clause (ii), (iii), (v) or
(vii) of the preceding paragraph and (c) prior to the first anniversary of such termination, the Company shall consummate with any third party any transaction of the type described in the definition of the term "Takeover Proposal"; or (ii) the Merger Agreement is terminated by the Company or Parent pursuant to clause (iv) or (vi), respectively, of the preceding paragraph, then in such event the Company shall pay Parent a termination fee of $4.75 million (the "Termination Fee"), which amount shall be paid by wire transfer of immediately available funds to an account designated by Parent.

   Indemnification. Pursuant to the Merger Agreement, for three years after the Effective Time, the Parent and the Surviving Corporation (or any successor to the Surviving Corporation) will indemnify the present and former officers and directors of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the full extent permitted under the DGCL and the terms of the Company's charter, by-laws and indemnification agreements, each as in effect as of the date of the Merger Agreement; and for three years from the Effective Time, Parent shall maintain in effect the Company's directors' and officers' liability insurance policies and shall purchase such policy at or prior to the Closing Date.

   Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization, capitalization, authority, financial statements, need for consents or approvals, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, insurance, litigation, title to properties, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, information to be contained in the Proxy Statement, the opinion of its financial advisor and significant vendor arrangements.

   Pursuant to the Merger Agreement, Parent and Purchaser have made substantially similar representations and warranties as to their organization, authority, need for consents or approvals and information to be contained in the Proxy Statement.

   Confidentiality Agreement. Pursuant to the Confidentiality Agreement entered into on April 22, 1999 by Parent and the Company (the "Confidentiality Agreement"), the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the Commission as an exhibit to the Schedule 14D-1.

   Stockholder Agreements. The following is a summary of certain provisions of the Stockholder Agreements. This summary is not a complete description of the terms and conditions of the Stockholder Agreements and is qualified in its entirety by reference to the full text of the Stockholder Agreements, the form of which has been filed with the Commission as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the same meaning set forth in the Merger Agreement or the Stockholder Agreements, as the context may require. The Stockholder Agreements may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

   As a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement and incurring the liabilities therein, the Principal Stockholders, who collectively have voting power and dispositive power with respect to an aggregate of 1,610,500 Shares and hold options to acquire 9,998 Shares, representing approximately 18% of the outstanding Shares on a Fully Diluted Basis, concurrently with the execution and delivery of the Merger Agreement entered into the Stockholder Agreements with Parent and Purchaser. Pursuant to the Stockholder Agreements, the Principal Stockholders have agreed, among other things, to grant Parent an irrevocable proxy for the term of the Stockholder Agreements with respect to the voting of their Shares in favor of the Merger and against any other Takeover Proposal with respect to such Shares upon the terms and subject to the conditions set forth therein. The Principal Stockholders have also agreed to tender their Shares upon the direction of Purchaser and not to withdraw their Shares so long as the Stockholder Agreements remain in effect. The Stockholders Agreements will terminate on the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement.

   During the period ("Restricted Period") from May 5, 1999 through and including the earlier of (i) the Effective Time, and (ii) the termination of the Stockholder Agreements, each Principal Stockholder has agreed not to: (A) except pursuant to the terms of the Stockholder Agreements and except for the tender of Shares in the Offer, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement to do so; (B) except pursuant to the terms of the Stockholder Agreements, grant any proxies (other than proxies relating to the election of management's slate of directors at an annual meeting of the Company's stockholders, and other routine matters which would not require the filing of a preliminary proxy statement under Rule 14a-6(a) of the Exchange
Act), or powers of attorney, deposit any of his Shares in a voting trust or enter into a voting agreement with respect to any of their Shares; or (C) take any action that would make any representation or warranty contained in the Stockholder Agreements untrue or incorrect or have the effect of impairing the ability of the Principal Stockholder to perform his obligations under the applicable Stockholder Agreement or preventing or delaying the consummation of any of the transactions contemplated by the applicable Stockholder Agreement and the Merger Agreement.

   Each Principal Stockholder has agreed to unconditionally release, as of the Effective Time, any and all claims and causes of action that he may have against the Company or any of its Subsidiaries or any present or former director, officer, employee or agent of the Company or any of its Subsidiaries resulting from any act, omission or occurrence prior to the Effective Time; provided, however, that such release not shall apply to any claim or cause of action insofar as it relates to any entitlement to indemnification or to compensation or benefits earned or accrued by or for the benefit of such Principal Stockholder prior to the Effective Time in respect of services performed by such Principal Stockholder to the Company as a director, officer, consultant or employee of the Company.

   Each Principal Stockholder has agreed that, in his capacity as a stockholder, he will not respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any business combination, merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company. If such Principal Stockholder, in the capacity as a stockholder, receives any such inquiry or proposal, then the Principal Stockholder has agreed to promptly inform Parent of the existence thereof. Each Principal Stockholder, in the capacity as a stockholder, has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing.

   Certain Other Agreements. Parent has agreed to cause the Company to continue to employ Paul N. Steinfeld for the remainder of calendar year 1999 at his current annual base salary and benefits, including participation in the Company's 1999 Senior Management Incentive Plan, pursuant to an employment agreement to be executed as of the Effective Time. The agreement will also contain a covenant that Mr. Steinfeld will not compete with the Company for a period of one year after the termination of his employment. Certain other officers and key management employees of the Company, including its Chief Operating Officer and Chief Financial Officer, will be offered employment agreements for a period of two years at the salary, with respect to each of them, equal to such employee's salary in effect at the Effective Date.

   Mr. Manfred Steinfeld has an understanding with the Company, which has been approved by the Parent, that he will provide consulting services to the Company for the remainder of calendar year 1999 in exchange for a consulting fee of $12,000 per month.

   13. Sources and Amount of Funds.

   The amount required to purchase the Shares validly tendered pursuant to the Offer, consummate the Merger, and pay the costs and expenses related to the Offer and the Merger is estimated to be approximately $157.2 million. Funds required in connection with the Offer and the Merger will be obtained from (i) not less than $8.7 million in cash on hand of the Parent, (ii) the proceeds of a term loan (the "Term Loan") of $70 million to be provided by DLJ Capital Funding, Inc. ("DLJ Capital Funding") and (iii) the net proceeds of Parent's ten year senior subordinated notes (the "Parent Notes") in the aggregate principal amount of $100 million, to be privately placed with certain institutional investors. Such funds will also be used for the repayment in full of all amounts owing under Parent's current revolving credit arrangement with an unrelated banking institution and repayment in full of certain existing indebtedness of the Company.

   In addition to the Term Loan to be provided by it, DLJ Capital Funding will also provide Parent with a revolving credit facility (the "Revolving Credit Facility") of up to $50 million to be used by Parent, for working capital and general corporate purposes. Funds to be provided under the Revolving Credit Facility may not be used by Parent in connection with the Offer or the Merger, other than in payment of expenses. DLJ Capital Funding will syndicate the Term Loan and the Revolving Facility (together, the "Credit Facility") among various lenders pursuant to customary industry practices.

   If the contemplated private placement of the Parent Notes has not been completed at the time the Offer is completed, then DLJ Bridge Finance, Inc., an affiliate of DLJ, will purchase from Parent up to $100 million in senior subordinated increasing rate notes (the "Bridge Notes") the proceeds of which will be used to complete the Offer and the Merger pending completion of such private placement of the Parent Notes.

   Parent has entered into a commitment letter (the "Commitment Letter") with DLJ Capital Funding and DLJ Bridge Finance to provide the Term Loan and the Revolving Credit Facility and, if necessary, to purchase the Bridge Notes, all upon the terms and subject to the conditions set forth therein.

   Pursuant to the Commitment Letter, the Term Loan will have a term of six years with quarterly amortization resulting in aggregate annual principal payments as follows: (i) $7.0 million during the second year thereof, (ii) $10.5 million during the third year thereof, (iii) $14.0 million during the fourth year thereof, (iv) $17.5 million during the fifth year thereof, and (v) $21.0 million during the sixth year thereof. The Term Loan and the Revolving Credit Facility will bear interest, at Parent's option, at reserve-adjusted LIBOR or the base rate, plus, in each case, a margin which will initially be 2.75% and 1.75% per annum, respectively, for the six-month period following the closing and which will thereafter be based on the ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) of the Parent and its subsidiaries as determined from time to time.

   The Term Loan and the Revolving Credit Facility will contain certain representations and warranties, certain negative and affirmative covenants, certain conditions and events of default which are customarily required for similar financings. Such covenants will include restrictions and limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt, capital expenditures, leases, incurrence of debt, liens, investments, transactions with affiliates, acquisitions, mergers, consolidations and asset sales. Furthermore, Parent will be required to maintain compliance with certain customary financial covenants. The terms of the

Credit Facility will require Parent to grant a security interest in all existing and after-acquired property of Parent, including, without limitation, a security interest in all accounts receivable, inventory, equipment, intellectual property and other personal property and all real property interests, and the pledge of the capital stock of all U.S.-based subsidiaries of Parent and 66% of the capital stock of its foreign subsidiaries.

   The Credit Facility will be guaranteed by all direct and indirect subsidiaries of Parent (the "Guarantors"). The Guarantors shall secure their obligations with all of the existing and after-acquired property of Guarantors.

   Parent has agreed to pay the reasonable costs and expenses arising in connection with the commitment letter, the financing agreements and the syndication of the credit facilities and has also agreed to pay financing, commitment, annual and other fees customary for commitments of the type provided for in the Commitment Letter.

   Parent and Purchaser anticipate that indebtedness incurred through the above described borrowings in connection with the Offer and Merger will be repaid from a number of possible sources, which may include, but may not be limited to, funds generated internally by Parent and its subsidiaries, bank financing, and/or the public or private sale of debt or equity securities. No decision has been made concerning the method Parent and Purchaser will employ to repay such indebtedness. Such decision will be made based on review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent and Purchaser may deem appropriate.

   14. Certain Conditions of the Offer.

   Annex A to the Merger Agreement provides that notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend the Offer under certain circumstances (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, pay for, and may delay the acceptance for payment of or, subject to the applicable rules and regulations of the Commission, payment for, any Shares tendered pursuant to the Offer, and may terminate the Offer and not accept for payment any Shares, if (x) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer,
(y) the Minimum Condition has not been satisfied or (z) at any time on or after the date of the Merger Agreement and before the time of acceptance of Shares pursuant to the Offer, any of the following events shall have occurred:

     (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, to the Offer or the Merger, that (i) prohibits or imposes any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective subsidiaries, which prohibition, limitation, disposition or hold separate obligation could reasonably be expected to have a Material Adverse Effect on Parent, (ii) restrains or prohibits the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) imposes material limitations on the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; or

     (b) (i) the Company Board (or any committee thereof) shall have withdrawn, modified or changed in any adverse manner to Parent and Purchaser or failed to reconfirm upon the request of Parent, its approval or recommendation of the Offer, the Merger, or the Merger Agreement, or shall have endorsed, approved or recommended any other Takeover Proposal or
  (ii) the Company shall have entered into any agreement with respect to any Superior Proposal pursuant to the provision described in clause (iv) under the heading "Termination; Fees" in Section 12 hereof; or

     (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, and with respect to any representations and warranties not qualified by "Material Adverse Effect," unless the inaccuracies under such representation and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, could not, individually or in the aggregate, result in a Material Adverse Effect on the Company; or

     (d) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any failure which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; or

     (e) the Merger Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares; which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares; or

     (f) there shall have been an event, occurrence, development, or state of circumstances or facts that is reasonably likely to have a Material Adverse Effect upon the Company;

     (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser, any affiliate of either of them, or any group of which any of them is a member, shall have acquired or commenced a tender or exchange offer to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

     (h) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., or any material disruption or material adverse change in the financial or capital markets generally or for syndicated bank credits or high yield securities similar to those of the Senior Facilities or Bridge Notes referred to in the Commitment Letter, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international and national calamity directly or indirectly involving the United States and having had or being reasonably likely to have a Material Adverse Effect or would restrain, prohibit, or delay beyond the Final Termination Date the consummation of the Offer, or (4) in the case of any of the situations described in clauses (1) through (3) inclusive existing at the date of the Merger Agreement, a material acceleration, escalation or worsening thereof.

   Annex A provides that the foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and, subject to the Merger Agreement, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in its sole discretion; and that the failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   15. Certain Legal Matters.

   Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

   State Anti-Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated in the Merger Agreement or the Stockholder Agreements because the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby were approved by the Board of Directors of the Company, for the purposes of Section 203 of the DGCL, prior to the execution thereof. A number of other states have adopted laws and regulations that purport to be applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

   Except as described above with respect to Section 203 of the DGCL, Purchaser has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that such law or laws are inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

   The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Parent nor Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Parent nor Purchaser has currently complied with any other state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

   Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

   Parent and the Company expect to file their Notification and Report Forms with respect to the Offer under the HSR Act in the near future. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to injunctions and certain governmental actions.

   Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

   As described in Section 13 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

   16. Fees and Expenses.

   Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Parent has engaged DLJ to act as its financial advisor in connection with the Offer and the Merger. Parent will pay DLJ customary compensation for its financial advisory services in connection with the Offer and Merger. Parent has agreed to reimburse DLJ for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of legal counsel, and to indemnify DLJ and certain related persons against certain liabilities and expenses in connection with the Offer and Merger, including certain liabilities under the federal securities laws.

   Purchaser and Parent have retained D.F. King & Co., Inc. to serve as the Information Agent and IBJ Whitehall Bank & Trust Company to serve as the Depositary in connection with Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

   17. Miscellaneous.

   Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Parent, Purchaser or the Company not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer, shall, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

   Parent and Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such statements and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          SY Acquisition, Inc.

May 12, 1999

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF PARENT AND PURCHASER

   1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent.

   Unless otherwise indicated, each person identified below is employed by Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 9387 Dielman Industrial Drive, St. Louis, Missouri 63132. Directors are identified by an asterisk. Unless otherwise indicated, each such person is a citizen of the United States.

       Name and Current                 Present Principal Occupation or Employment;
       Business Address              Material Positions Held During the Past Five Years
*Franklin A. Jacobs............  Chairman of the Board and Chief Executive Officer of
                                 Parent for more than the last five years and President of
                                 Parent until December 1995; Director of Top Air
                                 Manufacturing, Inc.
*Donald P. Gallop..............  Attorney-at-law; Chairman of the law firm of Gallop,
                                 Johnson & Neuman, L.C., for more than the last five
                                 years; Director of Data Research Associates, Inc.
*S. Lee Kling..................  Chairman of the Board of Kling Rechter & Co., L.P., a
                                 merchant banking company, for more than the last five
                                 years; Director of Bernard Chaus, Inc., Electro Rent
                                 Corporation, Hanover Direct, Inc., Lewis Galoob Toys,
                                 Inc., National Beverage Corp., Top Air Manufacturing,
                                 Inc. and Union Planters Corporation.
*Melvin F. Brown...............  Chairman Emeritus of Deutsche Financial Services, a
                                 commercial finance company, since June 30, 1998; prior
                                 thereto, Vice Chairman of Deutsche Financial Services,
                                 since January 1997; prior thereto, President and Chief
                                 Executive Officer of Deutsche Financial Services, since
                                 May 1995; prior thereto, President of ITT Commercial
                                 Finance Corporation, for more than five years.
*James L. Hoagland.............  Retired. Prior to September 1, 1989, President and Chief
                                 Executive Officer of Graybar Electric Company, Inc., a
                                 distributor of electrical and telecommunications
                                 equipment, for more than the last five years.
*Lee M. Liberman...............  Chairman emeritus and consultant to Laclede Gas Company, a retail natural gas distribution public utility, since
                                 January 1994; prior thereto, Chairman of the Board and,
                                 until August 1991, Chief Executive Officer of Laclede Gas
                                 Company, for more than the last five years; Director of
                                 CPI Corporation, Furniture Brands International and DT
                                 Industries, Inc.
*Raynor E. Baldwin.............  President of Woodsmiths, Incorporated, a manufacturer of table tops, for more than the last five years.
*James Schneider...............  Broker-International Monetary Market, Chicago Mercantile
                                 Exchange, for more than the last five years.

       Name and Current                 Present Principal Occupation or Employment;
       Business Address              Material Positions Held During the Past Five Years
*Darryl C. Rosser..............  President and Chief Operating Officer of Parent since
                                 December 1995; prior thereto, Executive Vice President-
                                 Operations since May 1995; prior thereto, Senior Vice
                                 President-Operations since 1993; and prior thereto, Vice
                                 President-Operations since January 1988.
Michael J. Dreller.............  Vice President-Finance and Chief Financial Officer,
                                 Secretary and Treasurer of Parent since January 1996;
                                 prior thereto, Vice President and Chief Financial Officer
                                 of JDI Group, Inc., a distributor of residential
                                 furniture.
Stephen E. Cohen...............  Vice President-Sales and Marketing of Parent since August
                                 1998; prior thereto, Vice President-Sales since November
                                 1996; Vice President-Sales Western Region since October
                                 1995; Vice President-Sales Midwestern Region since March
                                 1995.
Jackson H. Spidell.............  Vice President-Operations of Parent since November 1998;
                                 prior thereto, Director of West Michigan Manufacturing
                                 Operations-Herman Miller, Inc., a manufacturer of office
                                 furniture.
Michael J. Kula................  Vice PresidentCorporate Technology & Development of
                                 Parent since November 1998; Vice President-Operations
                                 since July 1996; prior thereto, Senior Vice President-
                                 Operations of the Gunlocke Company, a subsidiary of HON
                                 Industries, Inc., a manufacturer of office furniture.
Richard Hnatek.................  Senior Vice President-International Sales/New Chain
                                 Development of Parent since August 1998; Senior Vice
                                 President-Sales since December 1993; Vice President-Sales
                                 since November 1986.

   2. Directors and Executive Officers of Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and officer of Purchaser. Unless otherwise indicated, each person identified below is employed by Purchaser. The principal address of Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 9387 Dielman Industrial Drive, St. Louis, Missouri 63132. Directors are identified by an asterisk. Unless otherwise indicated, each such person is a citizen of the United States.

       Name and Current                 Present Principal Occupation or Employment;
       Business Address              Material Positions Held During the Past Five Years
*Franklin A. Jacobs............  President of Purchaser since May 1999; Chairman of the
                                 Board and Chief Executive Officer of Parent for more than
                                 the last five years and President of the Parent until
                                 December 1995; Director of Top Air Manufacturing, Inc.
*Darryl C. Rosser..............  Vice President and Treasurer of Purchaser since May 1999;
                                 President and Chief Operating Officer of Parent since
                                 December 1995; prior thereto, Executive Vice President-
                                 Operations of Parent since May 1995; prior thereto,
                                 Senior Vice President-Operations of Parent since 1993;
                                 and prior thereto, Vice President-Operations of Parent
                                 since January 1988.
*Michael J. Dreller............  Vice President and Secretary of Purchaser since May 1999;
                                 Vice President-Finance and Chief Financial Officer,
                                 Secretary and Treasurer of Parent since January 1996;
                                 prior to joining the Parent, Vice President and Chief
                                 Financial Officer of JDI Group, Inc., a distributor of
                                 residential furniture.

   Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depository as follows:

                       The Depository for the Offer is:
                      IBJ Whitehall Bank & Trust Company
                           Telephone: (212) 858-2103

         By Mail:          Facsimile Transmission:      By Hand, Courier, or
                              (212) 858-2611(for        Certified or Express
                            eligible institutions              Mail:
                                    only)
IBJ Whitehall Bank & Trust Company
       P.O. Box 84
  Bowling Green Station                      IBJ Whitehall Bank & Trust Company
New York, New York 10274-                              One State Street
           0084                                    New York, New York 10004
   Attn: Reorganization                                Attn: Securities
        Operations                                    Processing Window,
                                                    Subcellar One, (SC-1)
                         Confirmation of Receipt of
                    Facsimile by Telephone: (212) 858-2103

   Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                 Banks and Brokers Call Collect (212) 269-5550
                   All Others Call Toll Free (800) 735-3591

                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette
                      200 West Madison Street, Suite 1700
                         Chicago, Illinois 60606-3489
                           Toll Free: (877) 866-0927
                                (312) 345-7558